News

NYSE: BWS
For Immediate Release

Brown Shoe Media Contacts
Dorothy Bell
314.854.4094 or 314.603.6024 (cell)
dbell@brownshoe.com

Paul Wagman
314.606.1283 (cell)
paul.wagman@fleishman.com

MADISON – Erin Conroy
314.323.8301 (cell)
econroy@brownshoe.com

Brown Shoe Company, Inc. to Create Interconnected Footwear Company
by Joining Madison, St. Louis Employees in St. Louis Headquarters

April 10, 2008, ST. LOUIS – Brown Shoe Company, Inc., (NYSE: BWS, www.brownshoe.com) will join together employees from its Madison, Wis.-based Retail and St. Louis-based divisions to create a more connected footwear company, headquartered in St. Louis.

“As part of the strategic earnings enhancement plan we announced in 2006, we determined that creating one greatly connected footwear company is the right thing to do for our business.  We are committed to implementing this decision in the right way for our customers, employees, shareholders and the communities in which we live and work," said Brown Shoe Chairman and Chief Executive Officer Ronald A. Fromm.  “This move will aid in achieving our vision of being a leading fashion footwear marketer as it will foster collaboration, increase our speed to market and strengthen our connection with consumers.  Additionally, we believe it will further enable us to attain our goal of doubling our rate of profitability while doubling our sales.”

Fromm and Famous Footwear President Joe Wood today invited employees from the company’s Madison office to join them in building a more connected company for the future.  All of the approximately 270 Madison-based employees will be offered jobs and relocation assistance.  For those employees who choose to remain in Madison, Brown Shoe will offer generous severance packages including at least one and a half weeks of compensation per year of employment, with a minimum of four weeks; outplacement assistance; and job fairs.  In addition, Brown Shoe will continue its support of major charitable and civic partners in the Madison community for at least the next three years, and honor all longer-term commitments.

“Moving our Madison office, which has the smaller population of the two, will be the least disruptive to our business and our employees, enabling us to continue providing great products and service to our customers.  Nevertheless, we understand this will be difficult for some of our people, and we are committed to easing this transition for them,” said Wood.

Brown Shoe expects the relocation of employees from Madison to St. Louis to begin during the second quarter and be substantially complete by the end of the third quarter of 2008.  The company expects to incur pre-tax expenses of $25 to $30 million ($0.37 to $0.44 per diluted share) to implement the transition.  These expenses include people-related costs for relocation, severance and retention, as well as asset write-off and lease termination costs.

The company has engaged partners from Clayco and U.S. Equities Realty, as well as government representatives from Clayton, St. Louis County, the State of Missouri and the St. Louis Regional Commerce and Growth Association in creating a public/private partnership to assist in planning the right way to bring together its employees in St. Louis.  Brown Shoe owns a 12-acre property in St. Louis County’s City of Clayton, which houses its current headquarters and approximately 650 employees, and two adjacent office buildings not currently in use.

“It is our first choice to redevelop our Clayton site into a world-class mixed use development anchored by the future Brown Shoe and Famous Footwear corporate headquarters.  Our ability to do this will be contingent upon us working with state and local governments on the planning and approval processes associated with a development of this type.  Ultimately, decisions about our physical space will be driven by what is right for our customers, employees, shareholders and the community,” said Fromm.

The company growth plan anticipates relocating or creating 500-700 new jobs in the community over the next several years.  Under various State of Missouri economic development programs, the company will collaborate with its public partners to avail itself of eligible incentives totaling more than $43 million related to training and job creation and redevelopment of the Clayton site.

Governor Matt Blunt said, “Over the last three years we have helped Missourians create more than 90,000 new jobs by creating an economic climate that helps keep businesses in our state and attracts others to move here.  Missouri is committed to Brown Shoe and its workforce as they establish their new international headquarters in Missouri.  This proposed redevelopment project is very exciting for our state and it assures the creation of about 700 new jobs and the retention of 600 existing jobs."

 “The City of Clayton is proud to have been home to Brown Shoe for all these years.  The prospect of the company maintaining its headquarters and expanding its presence in our community is an important and exciting one,” said Clayton Mayor Linda Goldstein.

"I am very excited to take part in working with Brown Shoe on this important expansion in St. Louis County," said St. Louis County Executive Charlie Dooley.  "I know that Brown Shoe could locate anywhere in the country, and I am glad that by working together, the State of Missouri, City of Clayton and St. Louis County are able to support this tremendous opportunity."

Established in 1878, Brown Shoe has been part of the St. Louis community for 130 years.  Its rich local history includes launching the Buster Brown children’s footwear brand at the 1904 St. Louis World’s Fair.  The company’s first office was located downtown in what is today the Washington Avenue Loft District, and moved to Clayton in 1952.

Brown Shoe operates a design studio and showroom in Manhattan, and global offices in China, Italy and Brazil.  The company has approximately 13,000 employees worldwide, including approximately 650 in its St. Louis headquarters.

Famous Footwear was founded in 1960, with one Madison store selling brand name shoes for less.  When Brown Shoe acquired the chain in 1981, it had grown to 36 stores.  Today, Famous Footwear is one of the largest footwear retailers selling brand-name shoes for the entire family, with 1,100 stores nationwide offering more than 80 top brands.  The company plans to open an additional 100 Famous Footwear retail stores across the country this year.

About Brown Shoe
Brown Shoe is a $2.4 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the approximately 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, and Carlos by Carlos Santana and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

About Famous Footwear
Famous Footwear is one of the largest footwear retailers selling brand-name footwear for the entire family, with 1,100 stores nationwide.  The chain ranks among the top retailers of such well-known brands as Nike, adidas, Skechers, Buster Brown and New Balance. Famous Footwear is proud to be a national partner of the March of Dimes, and sponsors March for Babies events in more than 1,000 communities nationwide. Famous Footwear is operated by the retail subsidiary of Brown Shoe Company, Inc.  (NYSE: BWS), which has $2.4 billion in sales as a retailer and wholesaler of footwear. For more information, visit http://www.famousfootwear.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the Earnings Enhancement Plan, which are subject to change as the Company makes decisions and refines these estimates over time; (ii) potential disruption to the Company's business and operations as a result of the Company's decision to relocate positions from its Madison, Wisconsin office to its St. Louis headquarters; (iii) intense competition within the footwear industry; (iv) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (v) customer concentration and increased consolidation in the retail industry; (vi) the Company’s ability to successfully implement its Earnings Enhancement Plan, including the relocation of functions to St. Louis and the Company's ability to attract and retain talent; (vii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (viii) the Company's ability to attract and retain licensors and protect its intellectual property; (ix) the Company's ability to secure leases on favorable terms; (x) the Company's ability to maintain relationships with current suppliers; (xi) the uncertainties of pending litigation; and (xii) the Company’s ability to successfully execute its international growth strategy. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended February 3, 2007, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.